EXHIBIT 99.1

Concur Technologies Announces Record Growth for Fiscal Year 2004

Annual Recurring Revenue Grows 135%; Subscription Revenue Grows 20%

REDMOND, Wash., November 8, 2004 – Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of business services that automate Corporate Expense Management, today reported financial results for its fourth quarter ended September 30, 2004.

Concur reported net income for the fourth quarter of fiscal 2004 of $0.6 million, or $0.02 per share, which was in the middle of the range expected by the company. This compares to net income of $0.7 million, or $0.02 per share, for the third quarter of fiscal 2004, and net income of $1.0 million, or $0.03 per share, for the fourth quarter of fiscal 2003. Excluding the non-cash amortization of intangible assets recorded in the fourth quarter of fiscal 2004, pro forma net income for the quarter was $0.9 million, or $0.02 per share. Fiscal 2004 fourth quarter revenues were $15.5 million, compared to $14.5 million for the third quarter of fiscal 2004, and to $14.2 million for the fourth quarter of fiscal 2003.

“In all respects, 2004 was a breakthrough year for Concur Technologies as we met or surpassed our major financial and business objectives,” says Steve Singh, chairman and CEO of Concur Technologies. “Subscription revenue, which is the growth engine of our business, contributed more than 70% of total revenue in fiscal 2004 and grew 20% year over year. We were very pleased with new business growth as Annual Recurring Revenue was once again up quarter over quarter and for the year grew by 135%.”

Singh continued, “Our objective is to cement our market leadership position by driving market share growth and operating with the lowest cost of delivery. Looking ahead, we expect continued strong market demand and we will aggressively increase our investments in sales and marketing as well as service delivery. Driven by Annual Recurring Revenue growth in fiscal 2004, subscription revenue as well as total revenue in fiscal 2005 is expected to grow a minimum of 25% year over year. We expect to grow Annual Recurring

Revenue by a minimum of 50% year over year, which would deliver a minimum of 20% top line growth in fiscal 2006. We expect

- more -

license revenue to continue to be very volatile. The strength and leverage of our business model will become readily apparent this year, as we expect to grow earnings between 220% and 430% year over year even as we aggressively increase our investments in the business.”

Financial Highlights

•	Subscription revenue was $11.0 million for the fourth quarter of fiscal 2004 or 71% of total revenue, compared with $10.4 million for the third quarter of fiscal 2004 or 72% of total revenue, and compared with $8.9 million or 63% of total revenue for the fourth quarter of fiscal 2003.

•	Annual Recurring Revenue generated during the fourth quarter of fiscal 2004 was $4.0 million compared with $3.7 million for the third quarter of fiscal 2004, and compared with $1.8 million for the fourth quarter of fiscal 2003. Annual Recurring Revenue is the one-year value of new and incremental subscription contracts signed in the applicable period.

•	Cash flows from operations were $1.1 million for the fourth quarter of fiscal 2004, compared with $1.7 million for the third quarter of fiscal 2004, and compared with $1.2 million for the fourth quarter of fiscal 2003.

•	Cash and cash equivalents were $23.7 million at the end of the fourth quarter of fiscal 2004, compared with $23.9 million at the end of the third quarter of fiscal 2004, and compared with $21.6 million at the end of the fourth quarter of fiscal 2003.

•	Gross margin was 58% for the fourth quarter of fiscal 2004 compared with 59% for the third quarter of fiscal 2004, and compared with 61% for the fourth quarter of fiscal 2003.

•	Gross margin was 59% for both fiscal 2004 and 2003. Excluding the impact of declining license revenues, gross margin was 55% for fiscal 2004 compared with 52% for fiscal 2003.

•	Operating margin was 3% for the fourth quarter of fiscal 2004 compared with 4% for the third quarter of fiscal 2004, and compared with 7% for the fourth quarter of fiscal 2003.

Recent Business Highlights

•	Concur signed contracts with new and existing customers, including Ace Hardware Corp, BAE Systems Plc, Britvic Soft Drinks Ltd, The Charles Schwab Corporation, Loram Maintenance of Way, Inc., MedAssist Group, NVIDIA Corporation, Sabre Europe Management Services Ltd, The Solae Company, Sypris Solutions, Inc., and TALX Corporation.

•	Concur announced the availability of Concur Benchmarking Service in partnership with Runzheimer International, one of the world’s leading international consulting firms specializing in travel program, policy, and cost benchmarking information. As an integrated value-added service, Concur Benchmarking Service provides customers with real-time travel benchmarking information without any incremental investment in infrastructure or hardware.

•	Concur announced that Concur Imaging Service reached a significant milestone as more than one million expense reports have now been made totally paperless through the service since its launch in 2002. As a fully integrated offering, Concur Imaging Service provides companies with the ability to capture, store, archive and view employee receipts electronically.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

•	Concur expects Annual Recurring Revenue to be $19.0 million or greater for fiscal 2005.

•	Concur expects total revenues to be $14.7 million or greater for the first quarter of fiscal 2005, and $71 million or greater for fiscal 2005.

•	Concur expects earnings per share of between ($0.03) and $0.01 for the first quarter of fiscal 2005 which includes a one-time charge for costs related to an acquisition of another company that Concur evaluated and subsequently terminated during the quarter.

•	Concur expects earnings per share of between $0.13 and $0.26 for fiscal 2005. Excluding the non-cash amortization of intangible assets expected to be recorded in fiscal 2005, pro forma earnings per share is expected to be between $0.16 and $0.29 for the fiscal year.

•	Concur expects total revenues to be in excess of $85 million and earnings per share of between $0.30 and $0.40 for fiscal 2006. Excluding the non-cash amortization of intangible assets expected to be recorded in fiscal 2006, pro forma earnings per share is expected to be between $0.33 and $0.43 for the fiscal year.

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the world’s leading provider of business services that automate Corporate Expense Management. Concur’s solutions are trusted by thousands of companies worldwide and feature the flagship Concur Expense Service. This comprehensive Web-based service manages travel and entertainment expenses and includes Concur Imaging Service to eliminate the hassle of managing paper receipts and Concur Analysis Service for turning raw expense data into valuable business intelligence. Together, these solutions provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company’s spending patterns. More information about Concur is available at www.concur.com.

# # #

All company or product names are trademarks and/or registered trademarks of their respective owner. This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh and the statements in the Business Outlook section, are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability of the hosting infrastructure for our subscription service offerings; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks associated with expansion into new geographic markets; the lengthy sales cycle for our products and services; and uncertain market acceptance of recently-introduced or future products and services. Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com

Press Contact:

Robert Nachbar, Barokas Public Relations, 206-344-3140, robert@barokas.com

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2004	2003	2004	2003
Revenues:
Subscription	$11,005	$8,863	$40,244	$33,590
Consulting	3,348	3,157	11,560	14,457
License	1,107	2,137	4,746	8,690

Total revenues	15,460	14,157	56,550	56,737

Expenses:
Cost of operations	6,560	5,481	23,264	23,214
Sales and marketing	3,834	3,468	14,329	14,549
Research and development	2,112	2,348	8,773	10,356
General and administrative	2,150	1,632	7,295	6,710
Amortization of intangible asset	285	285	1,140	1,140

Total expenses	14,941	13,214	54,801	55,969

Income (loss) from operations	519	943	1,749	768
Other income, net	59	61	286	193

Net income (loss)	$578	$1,004	$2,035	$961

Net income per share
Basic	$0.02	$0.03	$0.06	$0.03
Diluted	$0.02	$0.03	$0.06	$0.03

Weighted shares outstanding
Basic	32,913	32,062	32,595	31,265
Diluted	36,828	36,717	36,815	35,440

Pro Forma Results

Pro forma net income, which excludes amortization of intangible asset	$863	$1,289	$3,175	$2,101

Pro forma net income per share, which excludes amortization of intangible asset
Basic	$0.03	$0.04	$0.10	$0.07
Diluted	$0.02	$0.04	$0.09	$0.06

Shares used in calculation of basic and diluted pro forma net income per share
Basic	32,913	32,062	32,595	31,265
Diluted	36,828	36,717	36,815	35,440

The pro forma results for the periods presented above are for informational purposes only and are not prepared in accordance with accounting principles generally accepted in the United States. This pro forma information presents our operating results after excluding the non-cash amortization expense of the intangible asset relating to our acquisition of Captura Software, Inc., which totaled $0.3 million and $1.1 million in the three and twelve month periods presented, respectively.

CONCUR TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(Unaudited)

	September 30, 2004	September 30, 2003
ASSETS

Current assets
Cash and cash equivalents	$23,735	$21,607
Accounts receivable, net	10,277	7,862
Prepaid expenses and other current assets	3,452	2,663

Total current assets	37,464	32,132
Property and equipment, net	5,003	1,331
Restricted cash	550	550
Intangible assets	6,934	8,074
Other assets	2,948	886

Total assets	$52,899	$42,973

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$5,909	$4,478
Current portion of long-term obligations	252	768
Current portion of deferred revenues	11,576	9,905

Total current liabilities	17,737	15,151
Long-term obligations, net of current	—	199
Long-term deferred revenues, net of current	5,017	2,015

Total liabilities	22,754	17,365

Stockholders’ equity
Common stock, $0.001 par value:
Authorized – 60,000; issued and outstanding – 32,981 and 32,142	239,811	237,402
Accumulated other comprehensive income	93	—
Accumulated deficit	(209,759)	(211,794)

Total stockholders’ equity	30,145	25,608

Total liabilities and stockholders’ equity	$52,899	$42,973

CONCUR TECHNOLOGIES, INC

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2004	2003	2004	2003
Operating activities
Net income	$578	$1,004	$2,035	$961

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible asset	285	285	1,140	1,140
Depreciation	546	463	1,890	2,835
Provision for allowance for accounts receivable	350	134	781	387
Changes in operating assets and liabilities:

Accounts receivable	(1,157)	108	(3,176)	937

Prepaid expenses, deposits, and other assets	(1,307)	(10)	(2,841)	(615)

Accounts payable	439	267	764	(721)

Accrued liabilities	481	(1,322)	575	(2,127)
Deferred revenues	892	305	4,663	1,899

Net cash provided by operating activities	1,107	1,234	5,831	4,696

Investing activities

Purchases of property and equipment	(1,345)	(528)	(5,554)	(1,262)
Maturities of marketable securities	—	—	—	2,024

Acquisition of Captura Software Inc., net of cash acquired	—	1	—	(550)

Net cash (used in) provided by investing activities	(1,345)	(527)	(5,554)	212

Financing activities
Proceeds from issuance of common stock from exercise of stock options	257	392	1,654	2,843

Proceeds from issuance of common stock from employee stock purchase plan	—	—	755	249
Proceeds from borrowings	—	—	289	915

Payments on borrowings and capital leases	(235)	(246)	(959)	(1,754)
Decrease in restricted cash balances	—	1,400	—	700

Net cash provided by financing activities	22	1,546	1,739	2,953

Effect of foreign currency exchange rates on cash and cash equivalents	1	—	112	—

Net (decrease) increase in cash and cash equivalents	(215)	2,253	2,128	7,861
Cash and cash equivalents at beginning of period	23,950	19,354	21,607	13,746

Cash and cash equivalents at end of period	$23,735	$21,607	$23,735	$21,607